Exhibit 23.2
Consent of Deloitte Touche Tohmatsu CPA Ltd.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report relating to the consolidated financial statements as of December 31, 2008 and for the years ended December 31, 2007 and 2008 of China Technology Development Group Corporation and subsidiaries dated June 26, 2009, appearing in the Annual Report on Form 20-F of China Technology Development Group Corporation for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shenzhen, China
September 30, 2010